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                                                                   EXHIBIT 23.1
                           [Feldman Sherb & Co., P.C. Letterhead]


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the use in this Registration Statement on Form S-8 of our report dated September 28, 2000 (except note 12, as to which the date is October 10, 2000) relating to the financial statements of Pro Net Link Corp. as of June 30, 2000 and June 30, 1999 and for each of the years in the two year period ended June 30, 2000 and for the period from July 25, 1997 (inception) through June 30, 1998 and for the period from July 25, 1997 (inception) through June 30, 2000.







                                              /s/ Feldman Sherb & Co., P.C.
                                                   Feldman Sherb & Co., P.C.
                                                   Certified Public Accountants
New York, New York
December 20, 2000